Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Thomas Cooke, CEO (713) 458-1560; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

SARATOGA RESOURCES, INC. HIGH BIDDER ON FOUR LEASES

(19,814 ACRES) IN CENTRAL GOM LEASE SALE

Houston, TX – March 21, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced that it was the apparent high bidder on four leases at the Central Gulf of Mexico Lease Sale 227 held yesterday in New Orleans, Louisiana.

The four lease blocks covered by the bids total 19,814 acres on a net and gross basis and are all located in the shallow Gulf of Mexico Shelf in water depths of 13 to 77 feet. Lease bonuses under the bids total $880,000. The U.S. Bureau of Ocean Energy Management, Regulation and Enforcement (“BOEMRE”) will review all apparent high bids prior to awarding the lease blocks to Saratoga.

Andy C. Clifford, Saratoga’s President, commented, “We are extremely pleased at the prospect of securing these four blocks in our first foray into the Gulf of Mexico Shelf. The leases include two in the Ship Shoal area and two in the Vermilion area. Our internal gross potential reserve estimates, as yet unaudited by third party engineers, relative to these blocks are 51.3 million barrels of oil equivalent (“MMBOE”), of which 5.4 MMBOE are expected to be qualified as proved undeveloped (“PUD”). We are attracted by the high liquid content of these reserves, which we estimate to exceed 8 MMBO of gross 3P reserves.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,027 gross/net acres, mostly held-by-production (all depths), currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths of less than 10 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the ultimate award of the lease blocks following BOEMRE review, the ultimate reserves associated with the lease blocks, the portion of reserves qualifying as PUD and constituting liquids and the ultimate ability to develop the blocks and results of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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